As filed with the Securities and Exchange Commission on March 25, 2021

Registration No. 333-185318

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

JEFFERIES FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

New York	13-2615557
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Madison Avenue

New York, New York 10022

(212) 460-1900

(Address of Principal Executive Offices, including Zip Code)

Jefferies Financial Group Inc. 2003 Incentive Compensation Plan,

as amended and restated as of May 23, 2018

Jefferies Financial Group Inc. 1999 Directors’ Stock Compensation Plan,

as amended and restated as of May 23, 2018

Jefferies Group LLC Employees’ Profit Sharing Plan

Jefferies Financial Group Inc. Equity Compensation Plan

(Full title of the plans)

Michael J. Sharp

Executive Vice President and General Counsel

Jefferies Financial Group Inc.

520 Madison Avenue

New York, New York 10022

(212) 460-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On March 1, 2013, Jefferies Financial Group Inc. (the “Company” or the “Registrant” or “we” or “us,” at that time known as “Leucadia National Corporation”) filed a registration statement on Form S-8 (Registration No. 333-185318) (the “Registration Statement,” which was filed as Post-Effective Amendment No. 1 to Form S-4 on Form S-8) with the Securities and Exchange Commission (the “SEC”) to register 64,364,485 Common Shares, par value $1.00 per share, of the Company (the “Common Shares”), for offer and sale under (i) the Jefferies Financial Group Inc. 2003 Incentive Compensation Plan, as amended and restated (the “2003 Plan”), (ii) the Jefferies Financial Group Inc. 1999 Directors’ Stock Compensation Plan, as amended and restated (the “1999 Plan”), and (iii) the Jefferies Group LLC Employees’ Profit Sharing Plan (the “Profit Sharing Plan”), together with an indeterminate number of “plan interests” for offer and sale under the Profit Sharing Plan.

The number of shares registered for offer and sale on the Registration Statement was subject to adjustment upon the occurrence of specified corporate events. Since the filing of the Registration Statement, a total of 1,701,095 shares have been added to the 64,364,485 shares originally registered as a result of such adjustments. Accordingly, the total number of registered shares under the Registration Statement is 66,065,580.

On March 25, 2021 (the “Approval Date”), the shareholders of the Company approved the Jefferies Financial Group Inc. Equity Compensation Plan (the “EC Plan” and, with the 2003 Plan, the 1999 Plan and the Profit Sharing Plan, the “Plans”). The EC Plan reserves 12,000,000 Common Shares for delivery under awards granted after the Approval Date, reduced by the number of Common Shares delivered under equity awards granted between January 28, 2021 and March 25, 2021 under other equity compensation plans of the Company. It also provides that: (i) no new awards may be granted under the 2003 Plan or 1999 Plan as of the Approval Date, although awards granted under the 2003 Plan and 1999 Plan prior to the Approval Date (“Outstanding Awards”) will remain outstanding in accordance with the terms of the 2003 Plan or 1999 Plan, as applicable, and award agreements; and (ii) the shares underlying Outstanding Awards under the 2003 Plan that are not delivered in settlement of such awards due to forfeiture, expiration of the award, cancellation, replacement, non-acceptance by the participant, other termination without delivery of shares to the participant and without delivery of cash in the case of an award that was settleable potentially in shares or cash (the “Carryover Shares”) will become available for delivery under awards granted under the EC Plan.

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement (the Registration Statement as amended by this Post-Effective Amendment No. 1 being the “Amended Registration Statement”) in accordance with the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, to specify that shares originally registered under the Registration Statement but remaining unsold at the time of this filing will, from and after the Approval Date, be offered and sold under the EC Plan. Shares remaining unsold under the Registration Statement at the date of this filing exceed the number of shares reserved for awards under the EC Plan, including potential Carryover Shares. The filing of this Post-Effective Amendment No. 1 is made in accordance with the guidance issued by the SEC in Release No. 33-10891 (Nov. 24, 2020), in which the SEC clarified that a new equity compensation plan can be added to a previously filed registration statement on Form S-8, and that a Form S-8 covering multiple plans need not specifically allocate a number of shares to each plan.

No additional Common Shares are being registered hereby. Footnote 1 to the table setting forth the “Calculation of Registration Fees” in the Registration Statement stated a specific number of Shares to be offered and sold under each of the 2003 Plan, 1999 Plan and Profit Sharing Plan. That footnote is hereby modified to eliminate the specification of a number of shares for offer and sale under each such plan. As permitted by the Release No. 33-10891, shares registered in this Amended Registration Statement will be allocated to the 2003 Plan, the 1999 Plan, the Profit Sharing Plan and the EC Plan upon the occurrence of sales or other events requiring the counting of shares against the aggregate number of shares registered for offer and sale hereunder.

This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. A copy of the EC Plan is filed herewith as an exhibit hereto, and there is filed herewith a new opinion of counsel as to the validity of the Shares to be offered and sold pursuant to the EC Plan. All other items of the Registration Statement are incorporated herein by reference without change.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees and others participating in each Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Amended Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed with the SEC, are hereby incorporated by reference in this Amended Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020, filed on January 29, 2021.

(b)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed, since the end of the fiscal year covered by the annual report referred to in (a) above, including the Registrant’s Current Reports on Form 8-K  filed on December  8, 2020, January  4, 2021, January  6, 2021 (as amended on January 7, 2021), and March 24, 2021.

(c)

The description of our common shares, which is contained under the caption “Description of Capital Stock” in our Registration Statement on Form S-3 (No. 333-238931) as filed with the SEC on June 4, 2020, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment (other than information contained in documents that are deemed furnished and not filed) which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

The documents incorporated by reference herein contain or will contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a New York corporation. Section 721 of the New York Business Corporation Law (the “Business Corporation Law”) provide that indemnification arrangements can be established for directors and officers, by contract, by-law, charter provision, action of shareholders or board of directors, on terms other than those specifically provided by Article 7 of the Business Corporation Law, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Registrant’s Amended and Restated By-Laws provides for the indemnification, to the full extent authorized by law, of any person made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant.

Sections 722 through 725 of the Business Corporation Law provide that a corporation may indemnify, with certain limitations and exceptions, a director or officer as follows: (1) in an action or proceeding (other than one by or in the right of any other corporation of any type or kind) against his reasonable expenses, including attorneys’ fees but excluding certain settlement costs, actually and necessarily incurred by him in connection with the defense thereof, or an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in (or in the case of service for another corporation, not opposed to) the best interests of the corporation; and (2) in an action by or in the right of the corporation to procure a judgment in its favor, against judgments, fines, settlement payments and reasonable expenses, including attorneys’ fees, incurred as a result thereof, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for any other corporation, not opposed to) the best interests of the corporation and, in criminal actions and proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Such indemnification is a matter of right where the director or officer has been successful on the merits or otherwise, and otherwise may be granted upon corporate authorization or court award as provided in the statute.

Section 726 of the Business Corporation Law provides that a corporation may obtain insurance to indemnify itself and its directors and officers. The Registrant maintains an insurance policy providing both directors and officers liability coverage.

Article Eighth of the Registrant’s Restated Certificate of Incorporation contains a charter provision eliminating or limiting director liability for monetary damages arising from breaches of fiduciary duty, subject only to certain limitations imposed by statute.

The foregoing is only a general summary of certain aspects of New York law and the Company’s By-laws dealing with indemnification of directors and officers.

See also the undertakings set forth in response to Item 9 hereof.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as a part hereof, and incorporated by reference into, this Registration Statement. (See Index to Exhibits below).

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1	Restated Certificate of Incorporation of Jefferies Financial Group Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on August 1, 2018)

4.2	Amended and Restated By-Laws of Jefferies Financial Group (effective May 23, 2018) (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q filed on August 1, 2018)

5.1	Opinion of Michael J. Sharp

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Michael J. Sharp (contained in exhibit 5.1 hereto)

24.1	Power of Attorney (see signature page)

99.1	Jefferies Financial Group Inc. Equity Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on March 25, 2021.

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Teresa S. Gendron
Teresa S. Gendron
Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Sharp, John M. Dalton, Teresa S. Gendron and Laura Ulbrandt DiPierro, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement on Form S-8, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph S. Steinberg Joseph S. Steinberg	Chairman of the Board	March 25, 2021

/s/ Richard B. Handler Richard B. Handler	Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2021

/s/ Brian P. Friedman Brian P. Friedman	President and Director	March 25, 2021

/s/ Teresa S. Gendron Teresa S. Gendron	Vice President and Chief Financial Officer (Principal Financial Officer)	March 25, 2021

/s/ John M. Dalton John M. Dalton	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 25, 2021

/s/ Linda L. Adamany Linda L. Adamany	Director	March 25, 2021

/s/ Barry J. Alperin Barry J. Alperin	Director	March 25, 2021

/s/ Robert D. Beyer Robert D. Beyer	Director	March 25, 2021

/s/ Francisco L. Borges Francisco L. Borges	Director	March 25, 2021

/s/ MaryAnne Gilmartin MaryAnne Gilmartin	Director	March 25, 2021

/s/ Jacob M. Katz Jacob M. Katz	Director	March 25, 2021

/s/ Michael T. O’Kane Michael T. O’Kane	Director	March 25, 2021

THE PROFIT SHARING PLAN. Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee, administrator of the Profit Sharing Plan, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 25, 2021.

Jefferies Group LLC Employees’ Profit Sharing Plan By: Administrative Committee

By:	/s/ Jeffrey Agnew
Jeffrey Agnew Authorized Signatory